Registration No. 333- ___

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ACXIOM CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	71-0581897
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

P. O. Box 8180

1 Information Way

Little Rock, Arkansas 72203-8180

501-342-1000

(Address of Principal Executive Offices)

2008 Nonqualified Equity Compensation Plan

of Acxiom Corporation

(Full Title of the Plan)

Jerry C. Jones

Business Development / Legal Leader

Acxiom Corporation

1 Information Way

P.O. Box 8180

Little Rock, Arkansas 72203-8180

501-342-1000

(Name and Address of Agent for Service)

Copies of all correspondence to:

J. Allen Overby

Bass, Berry & Sims PLC

315 Deaderick Street, Suite 2700

Nashville, Tennessee 37238-3001

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 Par Value (1)	525,000 (2)	$9.76 (3)	$5,124,000 (3)	$201.37

(1)	Preferred stock purchase rights of Acxiom Corporation are attached to and trade with the Acxiom Common Stock.

(2)

Represents shares issuable pursuant to stock option award, restricted stock unit award and performance share unit award to be granted as inducement awards to John Meyer under the 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation.

(3)

Pursuant to Rule 457(h), the offering price per share, the aggregate offering price and the amount registration fee have been computed on the basis of $9.76 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Stock Market on January 24, 2008.

________________________________________

PART I

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended March 31, 2007, originally filed with the Commission on May 30, 2007 and amended on July 30, 2007 (Commission File No. 000-13163);
(b)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2007, filed with the Commission on August 9, 2007 (Commission File No. 000-13163);
(c)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2007, filed with the Commission on November 8, 2007 (Commission File No. 000-13163);
(d)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 17, 2008, December 21, 2007, November 13, 2007, October 29, 2007, October 12, 2007, October 11, 2007, October 5, 2007, October 1, 2007, May 22, 2007, May 17, 2007 (each, Commission File No. 000-13163);

(e)

The description of capital stock contained in the registration statement on Form 8-A of CCX Network, Inc., which is now known as Acxiom Corporation, dated February 4, 1985, and any amendments or updates to that form; and

(f)	The description of preferred stock purchase rights contained in the registration statement on Form 8-A dated January 28, 1998, as amended by Form 8-A/A dated June 4, 1998.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement (other than Current Reports on Form 8-K containing Regulation FD Disclosure furnished under Item 7.01 or Results of Operations and Financial Condition disclosure furnished under Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Report on Form 8-K), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Exculpation. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

The Acxiom Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware corporate law, a director shall not be liable to Acxiom and its stockholders for monetary damages for a breach of fiduciary duty as a director.

Indemnification. Section 145 of the Delaware corporate law permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnification for such expenses despite such adjudication of liability.

The Acxiom Certificate of Incorporation provides for indemnification of directors and officers of Acxiom against liability they may incur in their capacities as and to the extent authorized by Delaware corporate law.

Insurance. Acxiom has in effect directors’ and officers’ liability insurance and fiduciary liability insurance. The fiduciary liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

4.1	2008 Nonqualified Equity Compensation Plan of Acxiom Corporation, incorporated herein by reference to Exhibit 10.3 to the Current Report filed with the Commission on January 17, 2008

4.2

Form of Stock Option Agreement – 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation, incorporated herein by reference to Exhibit 10.4 to the Current Report filed with the Commission on January 17, 2008

4.3

Form of Restricted Stock Unit Agreement – 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation, incorporated herein by reference to Exhibit 10.5 to the Current Report filed with the Commission on January 17, 2008

5.1	Opinion of Bass, Berry & Sims PLC as to the legality of the shares being registered (filed herewith)

23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

23.2	Consent of KPMG LLP (filed herewith)

24.1	Power of Attorney (filed herewith)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 13(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on January 30, 2008.

ACXIOM CORPORATION

By:	/s/ Catherine L. Hughes
Name:	Catherine L. Hughes
Title:	Corporate Governance Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on January 30, 2008.

Signature	Title

/s/ William T. Dillard II*	Director
William T. Dillard II

/s/ Michael J. Durham*	Non-Executive Chairman of the Board
Michael J. Durham

/s/ Mary L. Good*	Director
Mary L. Good

/s/ Ann Die Hasselmo*	Director
Ann Die Hasselmo

/s/ William J. Henderson*	Director
William J. Henderson

/s/ Thomas F. McLarty, III*	Director
Thomas F. McLarty, III

/s/ Stephen M. Patterson*	Director
Stephen M. Patterson

/s/ Kevin M. Twomey*	Director
Kevin M. Twomey

/s/ Jeffrey W. Ubben*	Director
Jeffrey W. Ubben

/s/ R. Halsey Wise*	Director
R. Halsey Wise

/s/ Charles D. Morgan*	Interim Company Leader
Charles D. Morgan	(principal executive officer)

/s/ Christopher W. Wolf*	Chief Financial Officer
Christopher W. Wolf	(principal financial and accounting officer)

*By:	/s/ Catherine L. Hughes
Catherine L. Hughes, Attorney-in-Fact

INDEX TO EXHIBITS

Number	Exhibit
4.1	2008 Nonqualified Equity Compensation Plan of Acxiom Corporation, incorporated herein by reference to Exhibit 10.3 to the Current Report filed with the Commission on January 17, 2008

4.2

Form of Stock Option Agreement – 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation, incorporated herein by reference to Exhibit 10.4 to the Current Report filed with the Commission on January 17, 2008

4.3

Form of Restricted Stock Unit Agreement – 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation, incorporated herein by reference to Exhibit 10.5 to the Current Report filed with the Commission on January 17, 2008

5.1	Opinion of Bass, Berry & Sims PLC as to the legality of the shares being registered (filed herewith)

23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

23.2	Consent of KPMG LLP (filed herewith)

24.1	Powers of Attorney (filed herewith)